Exhibit 99

Press Release	Source: Magnum D'Or Resources, Inc.

Magnum D'Or Resources Signs 5-Year $12,500,000 USD Agreement with National Sales & Supply for Rubber Nuggets

Wednesday February 6, 6:00 am ET

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Magnum D’Or Resources, Inc. (OTCBB: MDOR) (Magnum) announces the signing and closing of a 5 year, $12,500,000 ($2,500,000 annually) contract, with National Sales & Supply (NSS, LLC) for rubber nuggets, effective immediately.

Magnum, under this new agreement, will sell and supply NSS, LLC with rubber nuggets in addition to its current contract for rubber buffings. Magnum will use its patented technology rights through the process of recycling scrap rubber tires, to produce this new product.

Joseph Glusic, President of Magnum, stated: “We are now accelerating our growth in the ”Green Market” using our unique patented technology rights. We are beginning to fulfill our mission by doing our part to eliminate global pollution generated by used tires and scrap rubber constituents in landfills.”

One of the keys to Magnum’s manufacturing processes is the high degree of quality control maintained during ambient granulation of tires, as well as the unique cryogenic process, where shredded tires/other scrap rubber are frozen in a controlled fashion in order to properly separate the rubber from the textile and steel. This allows precision grinding of the hardened rubber to very fine and pure powder.

Magnum, with its new technology and through licensing rights, owns rights under a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China.

Magnum is rapidly expanding to become a global leader in the recycling industry by providing: Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Recycling Equipment Supplies for producing high quality raw materials.

NSS, LLC is a leading manufacturer and distributor of rubber landscaping products and playground safety surfacing products.

National Sales & Supply Home page: http://www.nsalessupply.com/index.htm. To view Rubber Mulch: http://www.national-mulch.com/

Safe Harbor Statement under the Private Securities Litigation Reform Act Of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
mdor@magnumresources.net
www.magnumresources.net